Exhibit 99.1

CONSTELLATION BRANDS AGREES TO DIVEST SVEDKA;
CONTINUES THE RESHAPING OF WINE & SPIRITS
PORTFOLIO TOWARDS THE HIGHER END

Rochester, N.Y., Dec. 3, 2024 – Constellation Brands (NYSE: STZ), a leading beverage alcohol company, today announced that it has reached an agreement with global spirits company Sazerac, to divest its SVEDKA brand. This transaction is expected to close in the coming months.

The decision builds on the company’s strategic efforts to further align the wine and spirits portfolio with evolving consumer preferences and growing market sectors, focusing on higher end wine and spirits brands and products. Over the last few years, Constellation has divested the majority of its popular and mainstream wine and spirits brands within the portfolio and is focused on competing predominantly in premium and fine wine and craft spirits segments.

“The actions we have taken over the past several years to reshape our wine and spirits portfolio support our efforts to accelerate the performance of that business,” said Bill Newlands, President and Chief Executive Officer, Constellation Brands. “This transaction is another step forward in seeking to ensure that our wine and spirits portfolio is optimized to succeed and to meet our growth objectives.”

Jake Wenz, CEO of Sazerac said: “The team at Constellation has built the SVEDKA brand over the years to be known for its high-quality vodka-making traditions, premium liquid standards, and flavor innovation. We are honored for this opportunity and excited to add SVEDKA to our global spirits portfolio featuring their award-winning vodkas, seltzers, and gins.”

Additional commentary related to this transaction will be provided at the 2024 Morgan Stanley Global Consumer and Retail Conference on Tuesday, December 3, 2024 in New York, NY during a fireside chat with Garth Hankinson, Executive Vice President and Chief Financial Officer, Constellation Brands. The presentation is scheduled to begin at 2:15 p.m. ET. A live, listen-only webcast of the presentation will be available on the company’s investor relations website at ir.cbrands.com under the News & Events section. For anyone unable to participate in the webcast, a replay will be available on the company’s investor relations website through the close of business on January 3, 2025.

The transaction is subject to customary closing conditions, including receipt of regulatory approvals.

ABOUT CONSTELLATION BRANDS
Constellation Brands (NYSE: STZ) is a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Our mission is to build brands that people love because we believe elevating human connections is Worth Reaching For. It’s worth our dedication, hard work, and calculated risks to anticipate market trends and deliver more for our consumers, shareholders, employees, and industry. This dedication is what has driven us to become one of the fastest-growing, large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Every day, people reach for our high-end, iconic imported beer brands such as those in the Corona brand family like the flagship Corona Extra, Modelo Especial and the flavorful lineup of Modelo Cheladas, Pacifico, and Victoria; our fine wine and craft spirits brands including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey; and our premium wine brands such as Kim Crawford and Meiomi.

As an agriculture-based company, we have a long history of operating sustainably and responsibly. Our ESG strategy is embedded into our business and our work focuses on serving as good stewards of the environment, enhancing social equity within our industry and communities, and promoting responsible beverage alcohol consumption. These commitments ground our aspirations beyond driving the bottom line as we work to create a future that is truly Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on X, Instagram, and LinkedIn.

ABOUT SAZERAC
With over 400 years of history, Sazerac is one of the world’s largest distilled spirits companies. Now in the fourth generation of the current family ownership, Sazerac strives each day to bring the finest spirits to consumers and communities around the world.

Over 500 of the world’s most extraordinary brands are part of the Sazerac portfolio, including Buffalo Trace Bourbon, Eagle Rare, Weller, The Last Drop Distillers, Fireball Cinnamon Whisky, Southern Comfort, Wheatley Vodka, Meyers’s Rum, White X Cognac, Sazerac de Forge Cognac, Paddy’s Irish Whiskey, and many more.
Sazerac is also the steward of many fine distilleries internationally, including Buffalo Trace Distillery in Kentucky, United States; Domaine Sazerac de Segonzac in Cognac, France; Paul John Distillery in Goa, India; and Lough Gill Distillery in County Sligo, Ireland. Additional impressive locations can be found in New Orleans, Montréal, London and Sydney, to name a few.

Learn more at: www.sazerac.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans, and objectives of management, including related to the closing of the transaction and the expected timetable, efforts to accelerate the performance of Constellation’s wine and spirits business, optimization of and growth objectives for Constellation’s wine and spirits portfolio, the satisfaction of customary closing conditions, including receipt of regulatory approvals, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur.

The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including the completion of the transaction on the expected terms, conditions, and timetable, regulatory requirements, the accuracy of all projections, and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 29, 2024 and its Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2024, which could cause actual future performance to differ from current expectations.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Amy Martin 585-678-7141 / amy.martin@cbrands.com Carissa Guzski 315-525-7362 / carissa.guzski@cbrands.com	Joseph Suarez 773-551-4397 / joseph.suarez@cbrands.com Snehal Shah 847-385-4940 / snehal.shah@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com